WSFS	Financial Corporation	WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: Stephen A. Fowle

October 25, 2007	(302) 571-6833

WSFS REPORTS 3Q '07 EPS OF $1.11

WSFS Financial Corporation (NASDAQ/GS: WSFS), the parent company of Wilmington Savings Fund Society, FSB, reported quarterly net income of $7.1 million, or $1.11 per diluted share, compared to $8.0 million or $1.16 in the third quarter of 2006. Net income for the first nine months of 2007 was $22.2 million, or $3.38 per diluted share, compared to $22.8 million or $3.31 in the first nine months of 2006.

Highlights include:

•	Total commercial loans increased 16%, or $203.7 million from the third quarter of 2006.
•	Customer deposits increased 12%, or $156.3 million from the third quarter of 2006.
•	During the quarter, WSFS sold its $5.3 million credit card portfolio, providing the Company a $1.4 million pre-tax earnings benefit.
•	Noninterest income, excluding the credit card sale, grew 16%, or $1.6 million over the third quarter of 2006.
•	During the quarter, the Company repurchased 86,100 shares of stock, slightly more than 1% of shares outstanding.
•

During the quarter, the Company introduced a multi-year brand campaign with the tag line “We Stand For Service”TM which leverages the Bank’s Stellar Service value proposition in a unique and memorable way. The multi-media commercials star WSFS customers sharing “What WSFS Means To Me” in their own words.

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WSFS	Financial Corporation	WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

Results for the quarter were impacted by an $882,000 gain ($0.09 per share) on the sale of the Company’s credit card portfolio, and a related $518,000 reduction ($0.05 per share) to the allowance for loan losses. This resulted in a combined earnings per share benefit of $0.14 for the quarter. Through a marketing partnership with the purchaser, WSFS will be able to provide a stronger offering of WSFS-branded credit cards to its customers. Future revenue sharing with the purchaser, and expense savings related to the servicing of the portfolio, will benefit the Company, while net interest income will decrease as a result of the sale of the credit card loans. Additionally, one commercial lending relationship totaling $10.3 million, secured by real estate, was placed on nonaccrual status. This resulted in a $618,000 increase ($0.06 per share) in the Company’s provision for loan losses expense and a $256,000 reversal ($0.03 per share) of interest income. The Company also took a $228,000 charge ($0.02 per share) related to closing one of its branches. Finally, WSFS recorded a $260,000 decrease in tax expense ($0.04 per share) resulting from adjustments made to estimates in accordance with new tax accounting guidance. The Company expects periodic adjustments related to these estimates.

Third Quarter 2007 Financial Highlights

Net interest income increased 5% over the third quarter of 2006

Net interest income for the third quarter of 2007 was $20.1 million, an increase of $1.0 million from the third quarter of 2006. The net interest margin improved by 16 basis points (0.16%) to 3.04% during the third quarter of 2007, from 2.88% reported in the third quarter of 2006. Included in the current quarter’s results was the impact of the commercial credit relationship described above which negatively impacted the net interest margin by 4 basis points (0.04%). The third quarter of 2006 included a $411,000 (6 basis points, 0.06%) non-cash charge related to the refinancing of the Company’s trust preferred securities. The overall improvement in the margin over last year reflects growth, and the Company’s continued efforts to refocus the mix of its balance sheet.

This quarter’s net interest income was equal to the net interest income in the second quarter of 2007. However, the net interest margin of 3.04% for the third quarter of 2007 decreased 6 basis points from the second quarter of 2007. The results for this quarter included a

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WSFS	Financial Corporation	WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

four basis point (0.04%) impact from the previously mentioned lending relationship. In addition, the second quarter of 2007 included an additional $249,000 (four basis points, 0.04%) of income related to reverse mortgages compared to the third quarter of 2007.

Over the past several years, the Company has maintained a neutral to slightly negative one-year repricing gap to total assets. A negative gap indicates that more liabilities will reprice within one year than will assets. As a result, negatively-gapped companies generally benefit from falling interest rates.

Total commercial loans increased 16% or $203.7 million from the third quarter of 2006

Commercial and commercial real estate (CRE) loans increased a strong $203.7 million, or 16% over September 30, 2006. Net loans were $2.2 billion at September 30, 2007, an increase of $170.4 million, or 9%, over September 30, 2006. Overall, net loan growth in this quarter was tempered by the previously mentioned credit card sale and a planned decrease in residential mortgages retained on the balance sheet as part of the Company’s efforts to realign the balance sheet toward higher yielding assets.

Commercial and CRE loans increased $82.3 million, or 6% (24% annualized) over June 30, 2007, while net loans increased $72.5 million, or 3% (14% annualized).

The following table summarizes the current loan balances and composition compared to historical periods.

(Dollars in thousands)	At Sep. 30, 2007		At June 30, 2007		At Sep. 30, 2006

	Amount	%	Amount	%	Amount	%
Commercial and CRE	$1,467,960	68%	$1,385,662	66%	$1,264,246	64%
Residential	450,364	21	457,881	22	484,726	24
Consumer	268,468	12	270,297	13	265,378	13
Allowance for loan losses	(28,768)	(1)	(28,359)	(1)	(26,747)	(1)
Net Loans	$2,158,024	100%	$2,085,481	100%	$1,987,603	100%

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WSFS	Financial Corporation	WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

Asset quality

The Company recorded a provision for loan losses of $1.0 million in the third quarter of 2007 compared to $319,000 in the third quarter of 2006 and $1.3 million in the second quarter of 2007. The provision exceeded net charge-offs for both the second and third quarters of 2007. Compared to the second quarter of 2007 the provision was effected by: (1) growth in the Company’s commercial loan portfolio; (2) an increase of $618,000 due to the previously mentioned lending relationship; (3) a decrease of $518,000 resulting from the sale of the credit card portfolio.

Nonperforming assets increased $12.2 million compared to the second quarter of 2007. This increase was mainly due to the $10.3 million previously mentioned lending relationship that was placed on nonaccrual status. Nonperforming assets as a percentage of assets were 0.53% at September 30, 2007 compared to 0.14% at June 30, 2007 and 0.18% at September 30, 2006. Annualized net charge-offs in the third quarter of 2007 remained low at only 0.11% of average loans. This compares to annualized net charge-offs of 0.10% for the second quarter of 2007 and annualized net charge-offs of 0.05% for the third quarter of 2006. Annualized net charge-offs for the first nine months of 2007 were 0.08% compared to 0.02% for the first nine months of 2006, both relatively low by historical standards. The ratio of allowance for loan losses to total loans is 1.32% at September 30, 2007, compared to 1.34% at June 30, 2007 and 1.33% at September 30, 2006.

Mark A. Turner, WSFS President and CEO said, “Based on an analysis of the $10.3 million lending relationship, we believe we are adequately secured and specific reserves are appropriate given our loss exposure. Given the reported weakness in many real estate markets, we conducted a thorough review of the Company’s exposure to construction, land development, residential mortgages and other residential equity lending and we continue to monitor our entire portfolio. While delinquency and nonperforming assets have increased from unsustainably low levels of recent years, our asset quality statistics remain very favorable by historical standards.”

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WSFS	Financial Corporation	WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

“The Company has a very small position, less than $17.4 million, in subprime residential mortgages. The bank’s sub-prime delinquency ratio of 4.16% is less than one-third of the average experienced by banks in surrounding states, based on the most recent available data (second quarter of 2007). We believe this is due in large part to the seasoning of our portfolio and good underwriting standards.”

Customer deposits increased 12% or $156.3 million from the third quarter of 2006

Total customer deposits (core deposits and customer time deposits) were $1.4 billion at September 30, 2007, an increase of $156.3 million, or 12%, over balances at September 30, 2006. As a result of this franchise growth, wholesale funding, which excludes customer-related funding, decreased $117.2 million, or 9% during the same time period. Wholesale funding reliance improved to 39% of total assets at September 30, 2007 from 44% at September 30, 2006.

Customer deposits decreased $15.9 million, or 1% from June 30, 2007. This variance was mainly due to a $23.1 million decrease in non-interest bearing demand accounts reflecting seasonal variability in these accounts, partially offset by a $10.2 million increase in interest bearing transaction accounts.

The following table summarizes the current customer deposit balances and composition compared to historical periods.

(Dollars in thousands)	At Sep. 30, 2007		At June 30, 2007		At Sep. 30, 2006

	Amount	%	Amount	%	Amount	%
Non-interest demand	$272,678	19%	$295,729	20%	$263,363	20%
Interest bearing demand	172,680	12	162,487	11	127,861	10
Savings	203,560	14	216,104	15	238,978	19
Money market	311,132	21	308,639	21	235,210	18
Total core deposits	960,050	66	982,959	67	865,412	67
Customer time	488,735	34	481,742	33	427,025	33
Total customer deposits	$1,448,785	100%	$1,464,701	100%	$1,292,437	100%

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WSFS	Financial Corporation	WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

Noninterest income grows $2.5 million, or 24% over the third quarter of 2006

During the third quarter of 2007, the Company recorded noninterest income of $12.8 million, which increased $2.5 million, or 24%, when compared to the third quarter of 2006. This increase included the $882,000 gain on the previously mentioned sale of the credit card portfolio, a $958,000 increase in deposit service charges and a $223,000 increase in credit/debit card and ATM income. Deposit service charge income continues to grow as a result of an increase in deposit accounts and additional fee-based services offered by WSFS. Excluding the credit card sale, noninterest income increased by $1.6 million, or 16%.

Noninterest income was $1.2 million or 10% higher than the second quarter of 2007. The increase in noninterest income over the second quarter of 2007 was mainly attributable to the gain on the sale of the credit card portfolio and a seasonal increase in credit/debit card and ATM income.

Excluding the sale of the credit card portfolio, fee revenues represented a healthy 37% of total revenues compared to 35% during the third quarter of 2006 and 36% during the second quarter of 2007.

Noninterest expense increase reflected growth and investment in franchise

Noninterest expenses for the third quarter of 2007 totaled $21.3 million, which was $3.7 million, or 21%, greater than the third quarter of 2006. This increase was mainly attributable to the Company’s continued growth efforts. Since September 2006, this expansion included the opening of four new branch offices, two branch renovations/relocations, the move to new corporate headquarters, the continued growth of the Wealth Management Division (which opened its first trust and investment accounts during the first quarter of 2007), the continued expansion of the commercial division, and the formation of a reverse mortgage business unit in the second half of 2006. Also during the third quarter of 2007, marketing expenses increased $607,000 over the third quarter of 2006, partially due to the launch of the multi-year brand campaign and to support the growth efforts mentioned above. In addition, the Company took a $228,000 charge related to closing one of its branches. The Company continues to have success

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WSFS	Financial Corporation	WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

with its business model, is gaining market share, and is investing in the future. This growth and investment is Company-wide and, as expected, has had an impact on many expense categories within the Company.

Noninterest expenses increased $2.3 million over the second quarter of 2007. Marketing expenses increased $416,000 compared to the second quarter of 2007 mainly due to the introduction of the brand campaign and the previously mentioned charge related to closing one of its branches. In addition, the Company reversed $258,000 in expenses related to its 401(k) plan and had a $212,000 reduction to its reserve for its standby letters of credit during the second quarter of 2007. The Company’s continued franchise growth is also reflected in higher compensation and equipment expenses.

Income taxes

The Company recorded a $3.4 million income tax provision in the third quarter of 2007 (reflecting a 32.4% effective tax rate) versus $3.5 million in the third quarter of 2006 (30.5% effective tax rate). The less-than-statutory tax rate in the third quarter of 2007 resulted from a number of factors, including a decrease in the Company’s income tax reserve. This adjustment was partially due to effects of adjustments made to estimates in accordance with new tax accounting guidance. The Company expects periodic adjustments related to these estimates. The unusually low tax rate in the third quarter of 2006 includes the impact of $1.8 million in unanticipated income related to the Company’s investment in bank-owned life insurance (BOLI). This benefit was non-taxable income to the bank and, therefore, reduced the effective tax rate.

Capital

During the third quarter of 2007, the Company continued its history of returning earnings to shareholders by repurchasing 86,100 shares of common stock at an average price of $56.38

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WSFS	Financial Corporation	WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

per share. Since the beginning of 2007 the Company has repurchased 513,600 shares, or 8% of its common stock at an average price of $65.18 per share. During the quarter, the Board of Directors approved an open authorization to repurchase up to an additional 10% of its outstanding shares of common stock, or approximately 630,000 shares.

The ratio of tangible equity to assets was 6.49% at September 30, 2007. The Tier 1 capital ratio was 11.10%, nearly double the 6.00% level required to be considered “well-capitalized” under regulatory definitions. Tangible book value per share increased to $32.18 at September 30, 2007, from $31.47 at June 30, 2007 and $30.87 at September 30, 2006.

CEO outlook and commentary

Mr. Turner remarked, “The banking industry faces strong headwinds. We are not immune from these, but we believe we have anticipated and are actively responding to these challenges. Our response has included limiting construction and development loans well ahead of regulatory guidance, ensuring industry and geographic diversification of our loan portfolio, responding to margin pressure through balance sheet realignment and, most recently, identifying revenue enhancement and cost cutting opportunities. We will continue to cultivate these efforts.”

Mr. Turner continued, “Our business model is built on Engaged Associates creating Customer Advocates. In July we were again named one of the best places to work in Delaware in a survey conducted by the Wilmington News Journal; and customer surveys conducted by the Gallup Organization, rank us “world class” for customer advocacy putting us in the top 10% of the many companies they conduct surveys for. Our success in creating a local, focused, high-service business model has allowed us to continue to take market share from our competition. In the last two years we have improved from #5 to a solid, and climbing, #4 in local deposits based on FDIC-reported data. In commercial banking, we continue to solidify our #2 market share position based on an internal analysis of our market.”

Mr. Turner finished, “We continue to invest in the future of WSFS. This comes at a cost, as many of the investments are still in their early stages of maturity. As part our

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WSFS	Financial Corporation	WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

investment, this quarter we kicked off a multi-year “We Stand For Service™” brand campaign to further build awareness of our service value proposition. In this campaign our customers present their testimonials on why they have truly become WSFS’ Customer Advocates.”

WSFS’ Board of Directors declares a quarterly cash dividend of $0.10 per share

The Board of Directors has declared a quarterly cash dividend of $0.10 per share. This dividend represents a 25% increase from that of the third quarter of 2006. This dividend will be paid on November 23, 2007, to shareholders of record as of November 9, 2007.

WSFS Financial Corporation is a $3 billionfinancial services company. Its principal subsidiary, Wilmington Savings Fund Society, FSB, currently operates 29 retail banking offices in all three counties in Delaware, as well as Chester and Delaware Counties in Pennsylvania, providing full banking services under the WSFS Bank brand, and wealth management and personal trust services under Wilmington Advisors, a division of WSFS Bank. Other subsidiaries include: WSFS Investment Group, Inc., Montchanin Capital Management, Inc. and WSFS Reit, Inc. WSFS, celebrating its 175th anniversary, is one of the ten oldest banks continuously operating under the same name in the United States. For more information, please visit the Bank’s website at http://www.wsfsbank.com .

* * *

Statements contained in this news release which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by WSFS Financial Corporation with the Securities and Exchange Commission from time to time. The Corporation does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Corporation.

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WSFS	Financial Corporation	WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS

STATEMENT OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2007	2007	2006	2007	2006
Interest income:
Interest and fees on loans	$40,747	$39,385	$37,577	$118,601	$105,005
Interest on mortgage-backed securities	5,799	6,001	7,186	18,037	21,989
Interest and dividends on investment securities	457	723	616	2,894	1,639
Other interest income	576	558	752	1,802	1,843
	47,579	46,667	46,131	141,334	130,476
Interest expense:
Interest on deposits	15,066	14,299	11,392	43,753	29,682
Interest on Federal Home Loan Bank advances	9,280	9,538	12,384	27,740	35,131
Interest on trust preferred borrowings	1,217	1,161	1,736	3,555	3,859
Interest on other borrowings	1,917	1,529	1,499	4,987	3,995
	27,480	26,527	27,011	80,035	72,667

Net interest income	20,099	20,140	19,120	61,299	57,809
Provision for loan losses	1,001	1,273	319	2,645	1,702

Net interest income after provision for loan losses	19,098	18,867	18,801	58,654	56,107

Noninterest income:
Credit/debit card and ATM income	5,205	5,074	4,982	14,762	14,000
Deposit service charges	3,937	3,854	2,979	11,393	8,382
Investment advisory income	603	598	573	1,795	1,821
Loan fee income	615	581	458	1,757	1,292
Bank owned life insurance income	543	542	2,401	1,642	3,411
Gain on sale of credit card loans	882	—	—	882	—
Mortgage banking activities, net	68	78	136	218	219
Securities losses	—	—	(1,940)	—	(1,981)
Other income	956	889	720	2,709	2,083
	12,809	11,616	10,309	35,158	29,227
Noninterest expenses:
Salaries, benefits and other compensation	11,347	10,251	10,189	32,448	28,802
Occupancy expense	2,287	2,083	1,387	6,202	4,034
Equipment expense	1,597	1,345	1,162	4,188	3,219
Data processing and operations expense	1,089	946	886	2,978	2,632
Marketing expense	1,283	867	676	2,892	2,017
Professional fees	646	654	587	1,953	1,349
Other operating expenses	3,084	2,881	2,700	9,057	8,708
	21,333	19,027	17,587	59,718	50,761

Income before adjustment for minority interest and taxes	10,574	11,456	11,523	34,094	34,573
Less minority interest	—	—	9	—	40
Income before taxes	10,574	11,456	11,514	34,094	34,533
Income tax provision	3,431	4,227	3,511	11,941	11,691
Net income	$7,143	$7,229	$8,003	$22,153	$22,842

Diluted earnings per share:
Net income	$1.11	$1.11	$1.16	$3.38	$3.31

Weighted average shares outstanding for diluted EPS	6,426,816	6,500,209	6,915,021	6,562,269	6,904,071

Performance Ratios:

Return on average assets (a)	0.95%	0.98%	1.06%	1.00%	1.03%
Return on average equity (a)	14.02	14.21	16.02	14.34	15.86
Net interest margin (a)(b)	3.04	3.10	2.88	3.13	2.95
Efficiency ratio (c)	64.28	59.40	59.19	61.38	57.77
Noninterest income as a percentage of total revenue (b)	38.60	36.26	34.70	36.14	33.26

See “Notes”

WSFS	Financial Corporation	WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

SUMMARY STATEMENT OF CONDITION

(Dollars in thousands)

(Unaudited)

	September 30,	June 30,	September 30,
	2007	2007	2006

Assets:
Cash and due from banks	$69,948	$83,291	$67,616
Cash in non-owned ATMs	168,162	176,987	155,257
Investment securities (d)(e)	27,530	28,494	54,599
Other investments	42,517	41,568	63,784
Mortgage-backed securities (d)	485,677	472,467	537,912
Net loans (f)(g)(n)	2,158,024	2,085,481	1,987,603
Bank owned life insurance	56,924	56,381	57,604
Other assets	74,996	73,450	75,327
Total assets	$3,083,778	$3,018,119	$2,999,702

Liabilities and Stockholders' Equity:
Noninterest-bearing deposits	$272,678	$295,729	$263,363
Interest-bearing deposits	1,176,107	1,168,972	1,029,074
Total customer deposits	1,448,785	1,464,701	1,292,437
Other jumbo CDs	93,580	100,595	84,352
Brokered deposits	268,724	283,265	239,361
Total deposits	1,811,089	1,848,561	1,616,150

Federal Home Loan Bank advances	798,560	734,377	956,755
Other borrowings	236,120	205,085	188,960
Other liabilities	34,901	28,886	29,407

Total liabilities	2,880,670	2,816,909	2,791,272

Minority interest	34	34	47

Stockholders' equity	203,074	201,176	208,383

Total liabilities, minority interest and stockholders' equity	$3,083,778	$3,018,119	$2,999,702

Capital Ratios:

Equity to asset ratio	6.59%	6.67%	6.95%
Tangible equity to asset ratio	6.49	6.57	6.87
Core capital (h) (required: 4.00%; well-capitalized: 5.00%)	8.68	8.99	8.96
Tier 1 capital (h) (required: 4.00%; well-capitalized: 6.00%)	11.10	11.68	12.21
Risk-based capital (h) (required: 8.00%; well-capitalized: 10.00%)	12.22	12.88	13.32

Asset Quality Indicators:

Nonperforming Assets:
Nonaccruing loans	$15,727	$3,873	$5,496
Assets acquired through foreclosure	703	388	17
Total nonperforming assets	$16,430	$4,261	$5,513

Past due loans (i)	$733	$426	$289

Allowance for loan losses	$28,768	$28,359	$26,747

Ratio of nonperforming assets to total assets	0.53%	0.14%	0.18%
Ratio of allowance for loan losses to total gross loans (j)	1.32	1.34	1.33
Ratio of allowance for loan losses to nonaccruing loans (k)	172	719	477
Ratio of quarterly net charge-offs to average gross loans (a)(f)	0.11	0.10	0.05
Ratio of year-to-date net charge-offs to average gross loans (a)(f)	0.08	0.06	0.02

See “Notes”

WSFS	Financial Corporation	WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

AVERAGE BALANCE SHEET

(Dollars in thousands)

(Unaudited)

	Three months ended
	September 30, 2007			June 30, 2007			September 30, 2006
	Average	Interest &	Yield/	Average	Interest &	Yield/	Average	Interest &	Yield/
	Balance	Dividends	Rate(a)(b)	Balance	Dividends	Rate(a)(b)	Balance	Dividends	Rate(a)(b)
Assets:
Interest-earning assets:
Loans: (f) (l)
Commercial real estate loans	$697,945	$14,286	8.19%	$663,812	$13,807	8.32%	$639,307	$13,537	8.47%
Residential real estate loans (n)	454,010	6,551	5.77	460,592	6,530	5.67	492,408	6,808	5.53
Commercial loans	721,080	14,707	8.13	687,493	14,001	8.22	601,763	12,294	8.18
Consumer loans	272,881	5,203	7.56	268,472	5,047	7.54	262,600	4,938	7.46
Total loans (n)	2,145,916	40,747	7.65	2,080,369	39,385	7.63	1,996,078	37,577	7.59
Mortgage-backed securities (d)	467,998	5,799	4.96	489,318	6,001	4.91	593,589	7,186	4.84
Investment securities (d)(e)	27,704	457	6.60	28,242	723	10.24	52,935	616	4.65
Other interest-earning assets	38,030	576	6.02	39,117	558	5.72	55,668	752	5.36
Total interest-earning assets	2,679,648	47,579	7.14	2,637,046	46,667	7.12	2,698,270	46,131	6.88

Allowance for loan losses	(28,503)			(27,789)			(26,938)
Cash and due from banks	64,834			70,648			57,372
Cash in non-owned ATMs	169,775			157,690			158,396
Bank owned life insurance	56,571			56,035			55,414
Other noninterest-earning assets	70,447			67,315			63,607
Total assets	$3,012,772			$2,960,945			$3,006,121

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest bearing deposits:
Interest-bearing demand	$154,474	$401	1.03	$147,552	$322	0.88	$121,160	$229	0.75
Money market	313,825	3,057	3.86	309,655	3,002	3.89	227,285	2,080	3.63
Savings	208,811	437	0.83	217,117	439	0.81	241,823	667	1.09
Customer time deposits	490,133	5,848	4.73	458,298	5,353	4.68	415,792	4,183	3.99
Total interest-bearing customer deposits	1,167,243	9,743	3.31	1,132,622	9,116	3.23	1,006,060	7,159	2.82
Other jumbo certificates of deposit	94,535	1,268	5.32	99,079	1,311	5.31	77,255	1,039	5.34
Brokered deposits	299,337	4,055	5.38	287,025	3,872	5.41	238,983	3,194	5.30
Total interest-bearing deposits	1,561,115	15,066	3.83	1,518,726	14,299	3.78	1,322,298	11,392	3.42

FHLB of Pittsburgh advances	719,175	9,280	5.05	741,095	9,538	5.09	1,002,001	12,384	4.84
Trust preferred borrowings	67,011	1,217	7.11	67,011	1,161	6.85	67,011	1,736	10.14
Other borrowed funds	160,752	1,917	4.77	127,905	1,529	4.78	123,377	1,499	4.86
Total interest-bearing liabilities	2,508,053	27,480	4.38	2,454,737	26,527	4.32	2,514,687	27,011	4.30

Noninterest-bearing demand deposits	273,990			278,360			265,594
Other noninterest-bearing liabilities	26,884			24,376			25,970
Minority interest	34			38			68
Stockholders’ equity	203,811			203,434			199,802
Total liabilities and stockholders’ equity	$3,012,772			$2,960,945			$3,006,121

Excess of interest-earning assets
over interest-bearing liabilities	$171,595			$182,309			$183,583

Net interest and dividend income		$20,099			$20,140			$19,120

Interest rate spread			2.76%			2.80%			2.58%
Net interest margin			3.04%			3.10%			2.88%

See “Notes”

WSFS	Financial Corporation	WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

(Dollars in thousands, except per share data)

(Unaudited)

	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2007	2007	2006	2007	2006

Stock Information:

Market price of common stock:
High	$ 67.31	$ 68.08	$ 64.37	$ 70.69	$ 64.65
Low	54.15	63.12	58.08	54.15	58.08
Close	62.40	65.43	62.19	62.40	62.19
Book value per share	32.67	31.95	31.22
Tangible book value per share	32.18	31.47	30.87
Number of shares outstanding (000s)	6,215	6,296	6,675

Other Financial Data:

One-year repricing gap to total assets (m)	(1.12)%	(0.67)%	(1.18)%
Weighted average duration of the MBS portfolio	3.3 years	3.4 years	3.0 years
Unrealized losses on securities available-for-sale, net of taxes	$ (6,724)	$ (9,853)	$ (7,749)
Number of associates (FTEs)	612	609	592
Number of branch offices	29	30	26
Number of WSFS owned ATMs	319	317	316

Notes:

(a)	Annualized.
(b)	Computed on a fully tax-equivalent basis.
(c)	Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.
(d)	Includes securities available-for-sale.
(e)	Includes reverse mortgages.
(f)	Net of unearned income.
(g)	Net of allowance for loan losses.
(h)	Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries.
(i)	Accruing loans which are contractually past due 90 days or more as to principal or interest.
(j)	Excludes loans held-for-sale.
(k)	Includes general reserves only.
(l)	Nonperforming loans are included in average balance computations.
(m)	The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario.
(n)	Includes loans held-for-sale.